OrthoPediatrics Corp. Reports Second Quarter 2023 Financial Results

Record Setting Quarterly Revenue of $39.6 million

WARSAW, Ind., July 31, 2023 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 and Business Highlights
•Helped over 21,000 children in the second quarter of 2023, bringing the total to over 670,000 since inception including MD Orthopaedics ("MD Ortho") and Pega Medical
•Generated total revenue of $39.6 million for the second quarter of 2023, up 20% from $32.9 million in second quarter 2022; domestic revenue increased 19% and international revenue increased 25% in the quarter
•Grew Trauma & Deformity revenue 22%, Scoliosis revenue 16%; Sports Medicine/Other revenue 23%, worldwide in the second quarter of 2023 compared to the second quarter of 2022
•Consigned $9.2 million of sets in the second quarter of 2023 compared to $3.4 million in the second quarter of 2022, and $3.0 million in the first quarter of 2023, driven by new product development deployments, significant Pega Medical deployments and the consignment of multiple 7D Surgical FLASH Navigation Platforms
•Launched the GIRO Growth Modulation System, for the correction of angular deformities of long bones and limb length discrepancy, the first new Pega Medical system to receive FDA clearance and be launched under OrthoPediatrics
•Reiterated full year 2023 revenue guidance of $148.0 million to $151.0 million, representing growth of 21% to 23% compared to the prior year

David Bailey, President & CEO of OrthoPediatrics, commented, “I am pleased with our execution across the business in the second quarter. Strong commercial and operational performances drove robust revenue growth and improved operating leverage as we observed gradual month-by-month improvements within the children’s hospitals inpatient surgical environment. Looking ahead, we are favorably positioned for the second half of the year as new product development and launches, set consignments, 7D system placements and prolific surgeon training and education, support adoption and further share gains for OrthoPediatrics."

Second Quarter 2023 Financial Results
Total revenue for the second quarter of 2023 was $39.6 million, a 20% increase compared to $32.9 million for the same period last year. U.S. revenue for the second quarter of 2023 was $29.6 million, a 19% increase compared to $25.0 million for the same period last year, representing 75% of total revenue. The increase in U.S. revenue in the second quarter of 2023 was driven primarily by continued share gains across the legacy portfolio, Pega Medical contributions, and growth of the non-surgical specialty bracing business. International revenue for the second quarter of 2023 was $10.0 million, a 25% increase compared to $8.0 million for the same period last year, representing 25%

of total revenue. International growth in the quarter was primarily driven by strong performance with the Scoliosis products as well as the Trauma and Deformity products lines, including non-surgical bracing.

Trauma and Deformity revenue for the second quarter of 2023 was $27.5 million, a 22% increase compared to $22.6 million for the same period last year. This growth was driven primarily by share gains across the entire portfolio, with strong contributions from Deformity Correction. Scoliosis revenue was $10.9 million, a 16% increase compared to $9.4 million for the second quarter of 2022. This growth was driven primarily by the combined strength of ApiFix, Response, and 7D. Sports Medicine/Other revenue for the second quarter of 2023 was $1.2 million, a 23% increase compared to $0.9 million for the same period last year.

Gross profit for the second quarter of 2023 was $30.0 million, a 20% increase compared to $25.0 million for the same period last year. Gross profit margin for the second quarter of 2023 was 76%, flat compared to 76% for the same period last year.

Total operating expenses for the second quarter of 2023 were $35.6 million, a 24% increase compared to $28.7 million for the same period last year. The increase was mainly driven by incremental personnel related expenses required to support the ongoing growth of the company as well as increased sales and marketing expenses driven by the increase in revenue.

Sales and marketing expenses increased $0.7 million, or 6%, to $13.2 million in the second quarter of 2023. The increase was driven primarily by increased sales commission expenses.

General and administrative expenses increased $5.1 million, or 35%, to $19.7 million in the second quarter of 2023. The increase was driven primarily by an increase in non-cash G&A expenses including depreciation, amortization and stock-based compensation as well as additional personnel related expenses required to support the ongoing growth of the company.

Total other income was $2.3 million for the second quarter of 2023, compared to $3.0 million for the same period last year. The change was due primarily to the fair value adjustment of contingent consideration, which was driven by the valuation inputs that were lower in comparison to the same period last year.

Net loss for the second quarter of 2023 was $2.9 million, compared to $0.3 million for the same period last year. Net loss per share for the period was $0.13 per basic and diluted share, compared to $0.02 per basic and diluted share for the same period last year.

Adjusted EBITDA for the second quarter of 2023 was $2.3 million as compared to $2.1 million for the second quarter of 2022.

Weighted average basic and diluted shares outstanding for the three months ended June 30, 2023, was 22,704,723 shares.

As of June 30, 2023, cash, cash equivalents, short-term investments and restricted cash were $94.8 million compared to $119.8 million and $52.5 million as of December 31, 2022, and June 30, 2022. Additionally, the Company had no balance outstanding under the $50.0 million line of credit.

Full Year 2023 Financial Guidance
For the full year of 2023, the Company reiterated its revenue guidance to be in the range of $148.0 million to $151.0 million, representing growth of 21% to 23% over 2022 revenue. The Company reiterated its expectations for annual set deployments of approximately $25.0 million and $3.0 million to $4.0 million of adjusted EBITDA for the full year of 2023.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, August 1, 2023, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
All statements, other than statements of historical facts, contained in this quarterly report, including statements regarding our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition, are forward-looking statements. You can often identify forward-looking statements by words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "target," "ongoing," "plan," "potential," "predict," "project," "should," "will" or "would," or the negative of these terms or other terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors, such as the impact of widespread health emergencies, such as COVID 19 and respiratory syncytial virus, that may cause our results, activity levels, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements. Forward-looking statements may include, among other things, statements relating to: our ability to achieve or sustain profitability in the future; our ability to raise additional capital to fund our existing commercial operations, develop and commercialize new products and expand our operations; our ability to commercialize our products in development and to develop and commercialize additional products through our research and development efforts, and if we fail to do so we may be unable to compete effectively; our ability to generate sufficient revenue from the commercialization of our products to achieve and sustain profitability; our ability to comply with extensive government regulation and oversight both in the United States and abroad; our ability to maintain and expand our network of third-party independent sales agencies and distributors to market and distribute our products; and our ability to protect our intellectual property rights or if we are accused of infringing on the intellectual property rights of others; We cannot assure you that forward-looking statements will prove to be accurate, and you are encouraged not to place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations expressed or implied by the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this quarterly report, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023 and in other reports filed with the SEC that discuss the risks and factors that may affect our business. Other than as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information, events or circumstances occurring after the date of this quarterly report.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as adjusted diluted earnings (loss) per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted earnings (loss) per share in this press release represents diluted earnings (loss) per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, trademark impairment, acquisition related costs, non-recurring professional fees, accrued legal settlement costs and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions and the non-recurring professional fees are related to our response to a previously disclosed SEC review. We believe that providing the non-GAAP diluted earnings (loss) per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring conversion fees, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with

GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted earnings (loss) per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP diluted earnings (loss) per share to non-GAAP diluted earnings (loss) and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 50 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	June 30, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$9,713	$8,991
Restricted cash	1,596	1,471
Short-term investments	83,472	109,299
Accounts receivable - trade, net of allowances of $1,097 and $1,056, respectively	33,849	24,800
Inventories, net	90,983	78,192
Prepaid expenses and other current assets	3,642	3,966
Total current assets	223,255	226,719

Property and equipment, net	40,071	34,286

Other assets:
Amortizable intangible assets, net	71,932	64,980
Goodwill	82,911	86,821
Other intangible assets	16,087	14,921
Other non-current assets	614	—
Total other assets	171,544	166,722

Total assets	$434,870	$427,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	20,890	11,150
Accrued compensation and benefits	8,159	6,744
Current portion of long-term debt with affiliate	148	144
Current portion of acquisition installment payable	9,713	7,815
Other current liabilities	5,401	5,018
Total current liabilities	44,311	30,871

Long-term liabilities:
Long-term debt with affiliate, net of current portion	688	763
Acquisition installment payment, net of current portion	3,427	8,019
Contingent consideration	6	2,980
Deferred income taxes	5,564	5,954
Other long-term liabilities	562	492
Total long-term liabilities	10,247	18,208

Total liabilities	54,558	49,079

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 23,340,463 shares and 22,877,962 shares issued as of June 30, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	574,677	560,810
Accumulated deficit	(186,460)	(176,768)
Accumulated other comprehensive loss	(7,911)	(5,400)
Total stockholders' equity	380,312	378,648

Total liabilities and stockholders' equity	$434,870	$427,727

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$39,559	$32,928	$71,147	$56,345
Cost of revenue	9,534	7,947	17,561	12,798
Gross profit	30,025	24,981	53,586	43,547

Operating expenses:
Sales and marketing	13,165	12,431	25,381	22,189
General and administrative	19,654	14,546	37,320	27,713
Research and development	2,792	1,747	5,062	3,774
Total operating expenses	35,611	28,724	67,763	53,676

Operating loss	(5,586)	(3,743)	(14,177)	(10,129)

Other (income) expenses:
Interest expense, net	294	1,212	84	1,777
Fair value adjustment of contingent consideration	(2,304)	(5,010)	(2,974)	(2,440)
Other (income) loss	(289)	827	(620)	723
Total other (income) expenses	(2,299)	(2,971)	(3,510)	60

Loss before income taxes	(3,287)	(772)	(10,667)	(10,189)
Provision for income taxes (benefit)	(401)	(439)	(975)	(756)
Net loss	$(2,886)	$(333)	$(9,692)	$(9,433)
Weighted average common stock - basic and diluted	22,704,723	19,792,286	22,587,022	19,693,216
Net loss per share – basic and diluted	$(0.13)	$(0.02)	$(0.43)	$(0.48)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Six Months Ended June 30,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(9,692)	$(9,433)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,928	6,292
Stock-based compensation	5,415	3,296
Fair value adjustment of contingent consideration	(2,974)	(2,440)
Accretion of acquisition installment payable	812	1,545
Deferred income taxes	(975)	(756)
Changes in certain operating current assets and liabilities:
Accounts receivable - trade	(8,964)	(6,614)
Inventories	(11,860)	(10,905)
Prepaid expenses and other current assets	72	557
Accounts payable - trade	9,724	5,298
Accrued expenses and other liabilities	1,325	1,133
Other	(1,645)	(340)
Net cash used in operating activities	(10,834)	(12,367)

INVESTING ACTIVITIES
Acquisition of MD Ortho, net of cash acquired	—	(8,360)
Acquisition of Medtech	(3,097)	—
Sale of short-term marketable securities	72,347	31,600
Purchase of short-term marketable securities	(44,600)	—
Purchases of property and equipment	(10,563)	(9,465)
Net cash provided by investing activities	14,087	13,775

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	—	31,000
Installment payment for ApiFix	(2,000)	(3,234)
Proceeds from exercise of stock options	—	42
Payments on mortgage notes	(71)	(67)
Net cash (used in) provided by financing activities	(2,071)	27,741

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(335)	400

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	847	29,549

Cash, cash equivalents and restricted cash, beginning of period	$10,462	$9,006
Cash, cash equivalents and restricted cash, end of period	$11,309	$38,555

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$11	$60
Transfer of instruments from property and equipment to inventory	$367	$(130)
Issuance of common shares to acquire MD Ortho	$—	$9,707
Issuance of common shares for ApiFix installment	$6,178	$10,410
Issuance of common shares to acquire MedTech	$2,274	$—
Right-of-use assets obtained in exchange for lease liabilities	$293	$116

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by geographic location:	2023	2022	2023	2022
U.S.	$29,587	$24,960	$53,388	$43,148
International	9,972	7,968	17,759	13,197
Total	$39,559	$32,928	$71,147	$56,345

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by category:	2023	2022	2023	2022
Trauma and deformity	$27,514	$22,568	$50,909	$39,084
Scoliosis	10,893	9,421	17,966	15,404
Sports medicine/other	1,152	939	2,272	1,857
Total	$39,559	$32,928	$71,147	$56,345

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(2,886)	$(333)	$(9,692)	$(9,433)
Interest expense, net	294	1,212	84	1,777
Other (income) expense	(289)	827	(620)	723
Provision for income taxes (benefit)	(401)	(439)	(975)	(756)
Depreciation and amortization	4,080	3,331	7,928	6,292
Stock-based compensation	3,303	1,770	5,415	3,296
Fair value adjustment of contingent consideration	(2,304)	(5,010)	(2,974)	(2,440)
Acquisition related costs	199	505	199	709
Nonrecurring Pega conversion fees	—	—	277	—
Minimum purchase commitment cost	276	240	576	341
Adjusted EBITDA	$2,272	$2,103	$218	$509

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Loss per share, diluted (GAAP)	$(0.13)	$(0.02)	$(0.43)	$(0.48)
Accretion of interest attributable to acquisition installment payable	0.02	0.06	0.04	0.08
Fair value adjustment of contingent consideration	(0.10)	(0.25)	(0.13)	(0.12)
Acquisition related costs	0.01	0.03	0.01	0.04
Nonrecurring Pega conversion fees	—	—	0.01	—
Minimum purchase commitment cost	0.01	0.01	0.03	0.02
Loss per share, diluted (non-GAAP)	$(0.19)	$(0.17)	$(0.47)	$(0.46)